UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 27, 2017

AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2045 East Innovation Circle
Tempe, AZ 85284
(Address of Principal Executive Offices, including Zip Code)
(480) 821-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
The Company entered into an employment letter agreement dated February 27, 2017 (the “Agreement”) with Stephen D. Kelley, the Company’s Chief Executive Officer, replacing his letter agreement dated April 30, 2013. The Agreement has no specified term, and Mr. Kelley’s employment with the Company will be on an at-will basis. The material terms of the Agreement are summarized below.
Base Salary and Bonus. Effective February 27, 2017, Mr. Kelley’s annual base salary is increased from $700,000 to $825,000. Effective January 1, 2018, his base salary will be increased to $860,000 and effective January 1, 2019, his base salary will be increased to $895,000. Thereafter, his base salary will be subject to review by the Board of Directors. Under the Company’s Executive Incentive Bonus Plan, Mr. Kelley will be eligible for a cash bonus with a target amount equal to 135% of his base salary.
Equity Awards (Vesting Over Four Years). Mr. Kelley will receive the following equity awards under the Company’s Amended and Restated 2007 Equity Incentive Plan: (i) a one-time grant of 200,000 time-based restricted shares of Company common stock, and (ii) an option to purchase an additional 450,000 shares of Company common stock at a purchase price per share equal to the fair market value of such shares on the grant date. The option and restricted stock awards will vest in equal quarterly installments and will be fully vested on the fourth anniversary of the grant date. In addition, each award will vest in full upon his death or the termination of his employment by the Company due to his disability. In the event of a Change in Control (as defined in the Plan), each award will be treated as the plan administrator determines in accordance with the Plan. If the successor or acquiring company does not assume or provide a substitute for the awards, the awards will fully vest in connection with such Change in Control.
Service Bonus. Subject to his continued employment with the Company, Mr. Kelley will be eligible for a service bonus of $8,500,000 (the “Total Service Bonus”) payable in annual installments of $2,125,000 (the “Annual Service Bonus”) in arrears for service for the prior year. The first Annual Service Bonus will be due in January 2018 and pro-rated based upon his service from February 27, 2017 until December 31, 2017. Each of the second, third and fourth Annual Service Bonus will be due in January of 2019, 2020 and 2021 respectively. A final pro-rated Annual Service Bonus will be due in March of 2021 based upon his service from January 1, 2021 until February 26, 2021. In the event of death or disability, the current year Annual Service Bonus will be fully paid, but the remaining unpaid portion of the Total Service Bonus will be forfeited. In the event of his termination for Cause or without Good Reason (as such terms are defined in the Agreement), the remaining unpaid portion of the Total Service Bonus will be forfeited. If his employment is terminated by the Company without Cause and other than due to his death or disability or by him for Good Reason, in each case in connection with or after a Change in Control, he will be paid a lump sum amount equal to the remaining unpaid portion of the Total Service Bonus within 30 days following termination of his employment.
Severance Terms. Upon termination of Mr. Kelley’s employment by the Company without Cause or by Mr. Kelley for Good Reason, he will be entitled to continuation of his then-current base salary for an 18 month period; a pro-rata bonus for the year of termination determined based on the actual bonus, if any, he would have been paid for such year absent such termination; payment of health insurance premiums for up to 18 months; payment of outplacement services for up to six months; and payment of salary, unused vacation time and vested benefits earned prior to termination.

Other Benefits. Mr. Kelley will be eligible to participate in the Company’s employee benefit plans and programs on the same terms and conditions as apply to the Company’s executive officers generally, as in effect from time to time.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

10.1	Employment Letter Agreement, dated February 27, 2017, between Amkor Technology, Inc. and Stephen D. Kelley.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2017	Amkor Technology, Inc.

/s/ Gil C. Tily
Gil C. Tily
Executive Vice President Chief Administrative Officer and General Counsel

Index to Exhibits

Exhibit	Description

10.1	Employment Letter Agreement, dated February 27, 2017, between Amkor Technology, Inc. and Stephen D. Kelley.